EXHIBIT 2
---------



                        STOCKHOLDERS AGREEMENT
                        ----------------------


     This Stockholders Agreement (the "Agreement") is made as of the 4th day of December, 1998, by and among (1) Bell National Corporation ("Bell");
(2) Alexander M. Milley ("Milley"), Robert C. Shaw ("Shaw"), Cadmus Corporation, a Massachusetts corporation ("Cadmus"), Milley Management Incorporated, a Delaware corporation ("MMI") and Winchester National, Inc., a Delaware corporation ("WNI"); and (3) Peter P. Gombrich, as an individual and as Trustee of the InPath, LLC Voting Trust ("Gombrich"); Theodore L. Koenig, as Trustee of each of The EAG Trust, The CMC Trust, The MDG Trust and The MSD Trust; William J. Ritger; AccuMed International, Inc., a Delaware corporation; Northlea Partners Ltd., a Colorado limited partnership; Fred H. Pearson, as Trustee of Fred H. Pearson's Trust; Walter Herbst, as Trustee of the Sandra Herbst Trust; and Monroe Investments, Inc., an Illinois corporation (collectively, the "InPath Members," and, collectively with Milley, Shaw, Cadmus and MMI, the "Shareholders").


WITNESSETH:

     WHEREAS, pursuant to the Stock and Membership Interest Exchange Agreement dated as of December 4, 1998 among Bell National Corporation, InPath, LLC, and the InPath Members (the "Exchange Agreement"), the InPath Members, concurrently with the execution of this Agreement, are acquiring securities of Bell; and

     WHEREAS, pursuant to the Claims Settlement Agreement (the "Claims Settlement Agreement") dated as of December 4, 1998, among Bell, Milley, Shaw, Cadmus and MMI, Milley, Shaw, Cadmus and MMI concurrently with the execution of this Agreement are acquiring securities of Bell;

     WHEREAS, the parties desire to enter into this Agreement to govern certain of their rights, duties and obligations after the consummation of the transactions contemplated by the Exchange Agreement and the Claims Settlement Agreement;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties, intending to be legally bound, agree as follows:


Article I  CORPORATE GOVERNANCE.

     Section 1.01. ELECTION OF DIRECTORS. Commencing as soon as practicable after the date hereof and during the remainder of the term of this Agreement, each Shareholder shall vote his or its shares of common stock, no par value, of Bell (collectively with any additional shares acquired by the Shareholders, the "Stock") in favor of, and take all other actions necessary to, elect as directors of Bell, two directors designated by Gombrich, two directors designated by Milley, and an additional director to be selected by Gombrich and Milley. The directors to be elected at the first meeting of shareholders to be held after the date hereof, shall be Peter P. Gombrich, John Abeles, Denis M. O'Donnell, Alexander M. Milley and an additional director to be selected by Gombrich and Milley.

     Section 1.02. APPOINTMENT OF OFFICERS. After the date hereof, each Shareholder shall take all actions necessary to cause Bell's Board of Directors (the "Board") to appoint the following officers:

     Peter P. Gombrich - Chairman, Chief Executive Officer and Secretary Leonard Prange - President and Chief Financial Officer
     Richard Dominick - Vice President and Chief Technology Officer David M. Doolittle - Vice President and Treasurer


     Section 1.03. SHAREHOLDER APPROVAL. When presented for shareholder approval at a meeting of shareholders or through a solicitation for consents, the Shareholders shall vote their Stock and take all other reasonable actions necessary to: (a) approve the merger of Bell with and into a Delaware corporation to be formed as a wholly-owned subsidiary of Bell (to be named Ampersand Medical Corporation ("Ampersand"), if available), with Ampersand as the surviving corporation; (b) authorize additional shares of Stock in an amount at least sufficient to permit the issuance of Stock issuable upon the exercise of the warrants issued to InPath Members issued pursuant to the Exchange Agreement (the "Warrants");
(c) authorize shares of so called "blank check" preferred stock; (d) ratify the Exchange Agreement and the transactions contemplated thereby; (e) approve, ratify or take any other action necessary to effectuate the transactions contemplated in the Exchange Agreement; and (f) approve and ratify the Claims Settlement Agreement and the transactions contemplated thereby.


     Section 1.04. REMOVAL. Any director designated by a Shareholder or group of Shareholders as set forth in Section 1.01 may be removed by such Shareholder or group of Shareholders. Each Shareholder agrees that if, at any time, it is then entitled to vote for the removal of directors of Bell, it will not vote any of its Stock in favor of the removal of any director who shall have been designated or nominated pursuant to Section 1.01 unless such removal shall be for Cause (as defined below) or the individual, corporation, limited liability company, partnership, association, trust or other entity ("Person") entitled to designate or nominate such director shall have consented to such removal in writing. Removal for "Cause" shall mean removal of a director because of such director's (a) willful and continued failure to substantially perform his or her duties as a member of the Board, (b) willful misconduct which is significantly injurious to Bell, monetarily or otherwise, or (c) conviction for, or guilty plea to, a felony or other crime involving moral turpitude. Subject to Section 1.06, nothing contained in this Section 1.04 shall affect the right of any Shareholder to designate members of the Board pursuant to Section 1.01.

     Section 1.05. VACANCIES. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

     (a) the Person or Persons entitled under Section 1.01 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, may, subject to the provisions of Sections 1.01 and 1.06, designate another individual (the "Nominee") to fill such capacity and serve as a director of Bell; and

     (b) each Shareholder then entitled to vote for the election of the Nominee as a director of Bell agrees that it will vote its Stock, or execute a written consent, as the case may be, in order to ensure that the Nominee be elected to the Board.


     Section 1.06. TERMINATION OF RIGHTS AND OBLIGATIONS. The right to designate one or more members of the Board pursuant to this Article I shall terminate as to any Shareholder, at such time as he or it beneficially owns less than 50% of the number of shares of Stock beneficially owned by such Shareholder as of the date hereof, such amount to be subject to adjustment, as appropriate, to take into account any stock split, stock dividend, reverse stock split or similar event. The obligations imposed on Shareholders in this Agreement shall not terminate as to any Shareholder when such Shareholder's right to designate a director is terminated.


     Section 1.07. ACTION BY THE BOARD. A quorum of the Board shall consist of three directors, of which at least one director must be a director designated by Gombrich and one director must be a director designated by Milley. In addition to any requirement of Bell's Articles of Incorporation or Bylaws, all actions of the Board shall require the affirmative vote of at least a majority of the directors at a duly convened meeting of the Board at which a quorum (as aforesaid) is present or the unanimous written consent of the Board; provided that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.
Written notice of any meeting of the board of directors will be sent to each director not less than 15 days prior to such meeting, specifying the date, time and location of such meeting.


     Section 1.08.  ARTICLES OF INCORPORATION AND BYLAWS.  Each
Shareholder shall vote its Stock, and shall take all other actions necessary, to ensure, in a manner recommended or requested by the Board, that Bell's Articles of Incorporation and Bylaws facilitate and do not at any time conflict with any provision of this Agreement.

Article II  DRAG-ALONG RIGHTS.

     Section 2.01.  RIGHT TO COMPEL PARTICIPATION IN CERTAIN TRANSFERS.

     (a) If a Shareholder or group of Shareholders beneficially owning more than 50% of the outstanding Stock (the "Majority Shareholders") should transfer Stock that constitutes more than 50% of the outstanding Stock (a "Drag-along Sale"), such Majority Shareholders may, at its option, require all but not less than all of the other Shareholders to participate in such transfer at the same Drag-along Sale Price (as defined below), and otherwise on substantially the same terms and conditions, as the Majority Shareholders. Not later than 15 days prior to the proposed date of the Drag-along Sale, the Majority Shareholders shall provide written notice of the Drag-along Sale to the other Shareholders ("Drag-along Notice"), which shall have attached a copy of the agreement pursuant to which such Drag-along Stock (as defined below) is proposed to be transferred (the "Drag-along Agreement"). The Drag-along Notice shall identify the transferee, the number of shares of Stock subject to the Drag-along Sale, the consideration per share of Stock for which a transfer is proposed to be made (the "Drag-along Sale Price") and all other material terms and conditions of the Drag-along Sale. Each other Shareholder shall be required to participate in the Drag-along Sale on the terms and conditions set forth in the Drag-along Notice and to tender shares of Stock (the "Drag-along Stock") owned by such other Shareholder at the time the Drag-along Notice is delivered. Within 10 days following receipt of the Drag-along Notice (the "Drag-along Notice Period"), each other Shareholder shall deliver in escrow to a representative of the Majority Shareholders designated in the Drag-along Notice certificates representing all Drag-along Stock held by such other Shareholder, duly endorsed, together with all other documents required to be executed in connection with such Drag-along Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Stock pursuant to this Section 2.01(a) at the closing of such Drag-along Sale against delivery to such other Shareholder of the consideration therefor. In the event that any other Shareholder should fail to deliver such certificates to the Majority Shareholders, Bell shall cause the books and records of Bell to show that the holders of such Stock are bound by the provisions of this Section 2.01(a) and that such Stock shall be transferred to the buyer immediately upon surrender for transfer by such other Shareholder.

     (b) If, within 120 days after the Majority Shareholders give the Drag-along Notice, the transfer of all Stock subject to the Drag-along Sale is not completed, the Majority Shareholders shall return to each other Shareholder all certificates representing Stock that such other Shareholder delivered for transfer pursuant hereto, together with any documents in the possession of the Majority Shareholders executed by such other Shareholder in connection with such proposed transfer, and all restrictions on transfer contained in this Agreement or otherwise applicable at such time with respect to Stock owned by the other Shareholders shall again be in effect.

     (c) Promptly after the consummation of the transfer of Stock of the Majority Shareholders and the other Shareholders pursuant to this Section 2.01, the Majority Shareholders shall give notice thereof to the other Shareholders, shall remit to each of the other Shareholders who have surrendered their certificates the total consideration for the Stock of such other Shareholders transferred pursuant thereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such other Shareholders. The consideration per Share to be paid to the Majority Shareholders and the other Shareholders shall be the relevant Drag-along Sale Price.


Article III  REGISTRATION RIGHTS.

     Section 3.01.  DEMAND REGISTRATION.

     (a) The Majority Shareholders may make a written request and, after Bell is eligible to use form S-3 for sales by selling Shareholders of Stock, or any successor form, the other Shareholders may make a written request (any such requesting Shareholder, a "Registering Shareholder") that Bell effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or a portion of such Registering Shareholder's Registrable Stock (as defined below), which request shall specify the intended method of disposition thereof. Bell will promptly give written notice of such requested registration (a "Demand Registration") at least 30 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Shareholders and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

           (i) the Registrable Stock which Bell has been so requested to register by the Registering Shareholders, then held by the Registering Shareholders; and

         (ii) subject to Section 3.02, all other Registrable Stock which any other Shareholder entitled to request Bell to effect an Incidental Registration (as such term is defined in Section 3.02) pursuant to Section 3.02 (all such Shareholders, together with the Registering Shareholders, the "Holders") has requested Bell to register by written request received by Bell within 15 days after the receipt by such Holders of such written notice given by Bell, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Stock so to be registered; PROVIDED that, subject to Section 3.01(c) hereof, Bell shall not be obligated (A) to effect more than two Demand Registrations pursuant to this Section 3.01, other than any such Demand Registrations effected on Form S-3, with respect to which there shall be no limitation; (B) to effect a Demand Registration unless the fair market value of the aggregate proceeds expected to be received from the sale of the Registrable Stock requested to be included in such Demand Registration, in the reasonable opinion of the Requesting Shareholders, equals at least $5,000,000 or (C) to effect more than one Demand Registration within any twelve month period.

     Promptly after the expiration of the 15-day period referred to in
Section 3.01(a)(ii), Bell will notify all the Holders to be included in the Demand Registration of the other Holders and the number of shares of Registrable Stock requested to be included therein. The Registering Shareholders requesting a registration under this Section 3.01(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to Bell revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless such revocation arose out of the fault of Bell in which case such request shall not be considered a Demand Registration. Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall be construed as requiring Bell to register any of its securities other than Stock. "Registrable Stock" means any shares of Stock until (i) a registration statement covering such shares of Stock has been declared effective by the Securities and Exchange Commission (the "SEC") and such shares have been disposed of pursuant to such effective registration statement, (ii) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any successor provisions) under the Securities Act are met or such shares may be sold by the holder thereof pursuant to Rule 144(k) or (iii) such shares are otherwise transferred and may be resold without subsequent registration under the Securities Act.

     (b) Bell shall pay all registration expenses in connection with any Demand Registration, including but not limited to (i) all registration and filing fees, (ii) fees and expenses of compliance with federal or state securities laws (including reasonable fees and disbursements of counsel),
(iii) printing expenses, (iv) internal expenses of Bell, (v) reasonable fees and disbursements of counsel for Bell and customary fees and expenses for independent certified public accountants retained by Bell (including expenses or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.04(h)), (vi) the reasonable fees and expenses of any special experts retained by Bell in connection with such registration,
(vii) reasonable fees and expenses of one counsel for the Shareholders participating in the offering, selected by the Majority Shareholders,
(viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers (the "NASD") including fees and expenses of any "qualified independent underwriter" and
(ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but shall not include any underwriting fees, discounts or commissions attributable to the sale of Registrable Stock, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Shareholders or any fees and expenses of underwriter's counsel. Bell shall not be obligated to pay or bear the expense of any stock transfer taxes imposed in respect to the transfer of any Registrable Stock to any purchaser thereof by any holder of Registrable Stock in connection with any registration of Registrable Stock pursuant to this Article III.

     (c) A registration requested pursuant to this Section 3.01 shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Stock of the Holders included in such registration has actually been sold thereunder); PROVIDED that if after any registration statement requested pursuant to this Section 3.01 becomes effective (A) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (B) less than 75% of the Registrable Stock included in such registration statement has been sold thereunder, such registration statement shall be at the sole expense of Bell and shall not be considered a Demand Registration, unless any such interference referred to in clause (A) of this proviso arose out of the fault of the Registering Shareholders, in which case such registration statement shall be considered a Demand Registration.

     (d) If a Demand Registration involves a public offering of Registrable Stock underwritten pursuant to a firm commitment and pursuant to an effective registration statement under the Securities Act (an "Underwritten Public Offering") and the managing underwriter shall advise Bell and the Registering Shareholders that, in its view, (i) the number of shares of Stock requested to be included in such registration, or (ii) the inclusion of some or all of the Stock owned by the Holders exceeds the largest number of shares of Stock which can be sold without having an adverse effect on such offering, including the price at which such Stock can be sold (the "Maximum Offering Size"), Bell will include in such registration, in the priority listed below, up to the Maximum Offering
Size:

           (A) first, all Registrable Stock requested to be registered by any Registering Shareholders pursuant to 3.01(a) hereof (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Registering Shareholders on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration);

           (B) second, all Registrable Stock requested to be included in such registration by any other Holder pursuant to Section 3.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Holders on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration); and

           (C)   third, any other Stock proposed to be registered by Bell.


     Section 3.02.  INCIDENTAL REGISTRATION.

     (a) If Bell proposes to register any of its Stock under the Securities Act other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of Bell, or (iii) in connection with a direct or indirect merger, acquisition or other similar transaction) whether or not for sale for its own account, it will each such time, subject to the provisions of
Section 3.02(b), give prompt written notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholders' rights under this Section 3.02 and shall offer all Shareholders the opportunity to include in such registration statement such number of shares of Registrable Stock as each such Shareholder may request (an "Incidental Registration"). Upon the written request of any such Shareholder made within 15 days after the receipt of notice from Bell (which request shall specify the number of shares of Registrable Stock intended to be disposed of by such Shareholder), Bell will use its best efforts to effect the registration under the Securities Act of all Registrable Stock which Bell has been so requested to register by such Shareholders, to the extent requisite to permit the disposition of the Registrable Stock so to be registered; provided that (i) if such registration involves an Underwritten Public Offering, all such Shareholders requesting to be included in Bell's registration must sell their Registrable Stock to the underwriters selected as provided in Section 3.04(f) on the same terms and conditions as apply to Bell and the Registering Shareholders and (ii) if, at any time after giving written notice of its intention to register any Stock pursuant to this Section 3.02(a) and prior to the effective date of the registration statement filed in connection with such registration, Bell shall determine for any reason not to register such Stock, Bell shall give written notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Stock in connection with such registration. No registration effected under this Section 3.02 shall relieve Bell of its obligations to effect a Demand Registration to the extent required by
Section 3.01 hereof. Bell will pay all Registration Expenses in connection with each registration of Registrable Stock requested pursuant to this
Section 3.02.

     (b) If a registration pursuant to this Section 3.02 involves an Underwritten Public Offering (other than in the case of an Underwritten Public Offering requested by any Shareholder in a Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 3.01 (d) shall apply) and the managing underwriter advises Bell that, in its view, the number of shares of Stock which Bell and the Registering Shareholders intend to include in such registration exceeds the Maximum Offering Size, Bell will include in such registration, in the following priority, up to the Maximum Offering Size:

           (i) first, so much of the other stock proposed to be registered by Bell as would not cause the offering to exceed the Maximum Offering Size; and

         (ii) second, all Registrable Stock requested to be included in such registration by any Shareholder pursuant to Section 3.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration).


     Section 3.03. HOLDBACK AGREEMENTS. If any registration of Registrable Stock shall be in connection with an Underwritten Public Offering, each Shareholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Stock, and not to effect any such public sale or distribution of any other equity security of Bell or of any stock convertible into or exchangeable or exercisable for any equity securities of Bell (in each case, other than as part of such Underwritten Public Offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date that such managing underwriter and Bell shall agree (but not to exceed 180 days).
Any waiver of any restrictions on sales or distributions referred to in this Section 3.03 shall be effective as to each Shareholder regardless of whether the waiver was in fact requested by, or granted to, only certain Shareholders.


     Section 3.04. REGISTRATION PROCEDURES. Whenever Shareholders request that any Registrable Stock be registered pursuant to Section 3.01 or 3.02 hereof, Bell will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Stock in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

     (a) Bell will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which Bell then qualifies or which counsel for Bell shall deem appropriate and which form shall be available for the sale of the Registrable Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days (or such shorter period in which all of the Registrable Stock of the Holders included in such registration statement shall have actually been sold thereunder).

     (b) Bell will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Shareholder and each underwriter, if any, of the Registrable Stock covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter Bell will furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Stock owned by such Shareholder.

     (c) After the filing of the registration statement, Bell will promptly notify each Shareholder holding Registrable Stock covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     (d) Bell will use its best efforts to (i) register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Shareholder holding such Registrable Stock reasonably (in light of such Shareholder's intended plan of distribution) requests and (ii) cause such Registrable Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Bell and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Stock owned by such Shareholder; PROVIDED that Bell will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

     (e) Bell will immediately notify each Shareholder holding such Registrable Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

     (f) Bell will select, in its sole discretion, the underwriter or underwriters in connection with any Underwritten Public Offering; PROVIDED that Majority Shareholders will have the right, in its sole discretion, to select the underwriter or underwriters in connection with any underwritten Demand Registration initiated by the Majority Shareholders pursuant to
Section 3.01. Bell will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Stock, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

     (g) Bell will make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by Bell pursuant to this Section 3.04 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of Bell (collectively, the "Records") as shall be reasonably requested by any such Person, and cause Bell's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

     (h) Bell will furnish to each such Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to Bell and (ii) a comfort letter or comfort letters from Bell's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.

     (i) Bell will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

     Bell may require each such Shareholder to promptly furnish in writing to Bell such information regarding the distribution of the Registrable Stock as Bell may from time to time reasonably request and such other information as may be legally required in connection with such registration.

     Each such Shareholder agrees that, upon receipt of any notice from Bell of the happening of any event of the kind described in Section 3.04(e), such Shareholder will forthwith discontinue disposition of Registrable Stock pursuant to the registration statement covering such Registrable Stock until such Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.04(e), and, if so directed by Bell, such Shareholder will deliver to Bell all copies, other than any permanent file copies then in such Shareholder's possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such notice. In the event that Bell shall give such notice, Bell shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.04(e) to the date when Bell shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 3.04(e).


     Section 3.05. INDEMNIFICATION BY BELL. Bell agrees to indemnify and hold harmless each Shareholder holding Registrable Stock covered by a registration statement, its officers, directors and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Stock (as amended or supplemented if Bell shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made in strict conformity with information furnished in writing to Bell by such Shareholder or on such Shareholder's behalf expressly for use therein; PROVIDED that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus as amended or supplemented was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock concerned to such Person if it is determined that Bell has provided such prospectus (or such amended or supplemented prospectus, as the case may be) and it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Bell also agrees to indemnify any underwriters of the Registrable Stock, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.05.


     Section 3.06.  INDEMNIFICATION BY PARTICIPATING SHAREHOLDERS.

     (a)   Subject to Section 3.06(b), each Shareholder holding
Registrable Stock included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless Bell, its officers, directors and agents and each Person, if any, who controls Bell within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Bell to such Shareholder, but only (i) with respect to information furnished in writing by such Shareholder or on such Shareholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Stock, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 3.05 results from the fact that a current copy of the prospectus as amended or supplemented was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock concerned to such Person if it is determined that it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Subject to Section 3.06(b), each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Stock, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of Bell provided in this Section 3.06. As a condition to including Registrable Stock in any registration statement filed in accordance with Article III hereof, Bell may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

     (b) Notwithstanding the foregoing, no Shareholder shall be liable under Section 3.06(a) for any damage thereunder in excess of the net proceeds realized by such Shareholder in the sale of the Registrable Stock of such Shareholder.


     Section 3.07. CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article III, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; PROVIDED that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any and all losses, claims, damages, liabilities and expenses (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding without any admission of liability on the part of any Indemnified Party or any requirement for any action or forbearance on its part.

     Section 3.08. CONTRIBUTION. If the indemnification provided for in this Article III is held by a court of competent jurisdiction to be unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between Bell and the Shareholders holding Registrable Stock covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect both the relative benefits received by Bell and such Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Stock, and the relative fault of Bell and such Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between Bell on the one hand and each such Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of Bell and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by Bell and such Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by Bell and such Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of Bell and such Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Bell and such Shareholders or by such underwriters. The relative fault of Bell on the one hand and of each such Shareholder on the other (or of Bell and the Shareholders holding Registrable Stock covered by a registration statement, on the one hand, and the underwriters, on the other) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     Bell and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 3.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 3.08, no underwriter shall be required to contribute any amount in excess of the amount by which the underwriting discount applicable to the Registrable Stock purchased by such underwriter in such offering exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized on the sale of the Registrable Stock of such Shareholder exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Shareholder's obligation to contribute pursuant to this Section 3.08 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.


     Section 3.09. PARTICIPATION IN PUBLIC OFFERING. No Person may participate in any Underwritten Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.


     Section 3.10. OTHER REGISTRATION RIGHTS. The registration rights provided in this Article III supersede any prior registration rights granted to any Shareholder, which are hereby canceled.


Article IV  MISCELLANEOUS.

     Section 4.01  NO INCONSISTENT AGREEMENTS.  Except for the
Registration Rights Agreement dated ___________ , 1989, by and among Bell, Milley, Shaw, Roger L. Keech, Alan D. Gordon, Kim G. Davis, Kevin P. Lynch, Brian E. Kinsman, The Airlie Group, Winchester National Inc. and Liberty

Associates Limited Partnership, neither Bell nor any Shareholder is presently a party to or will hereafter enter into any agreement with respect to any Stock which is inconsistent with the rights granted to any Shareholder by this Agreement or any other agreements relating to the Stock to which the Shareholders are parties or which otherwise conflicts with the provisions hereof or thereof.


     Section 4.02. ENTIRE AGREEMENT. This Agreement, the Exchange Agreement, the Claims Settlement Agreement and the other documents contemplated thereby constitute the entire agreement between the parties with respect to the subject matter of this Agreement, the Exchange Agreement, the Claims Settlement Agreement and the other documents contemplated thereby and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, the Exchange Agreement, the Claims Settlement Agreement and the other documents contemplated thereby.


     Section 4.03. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


     Section 4.04. ASSIGNABILITY. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Bell or any Shareholder. No purchaser or transferee of Stock will be bound by or entitled to the benefits hereof unless this Agreement is amended in accordance with Section 4.05. Any Shareholder who ceases to beneficially own any Stock shall cease to be bound by the terms hereof (other than Sections 3.06, 3.07, and 3.08).


     Section 4.05.  AMENDMENT; WAIVER; TERMINATION.

     (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by Bell with the approval of the Board and Shareholders holding at least 85% of the Stock.

     (b) This Agreement shall remain in effect for a period of ten years from the date hereof.


     Section 4.06. NOTICES. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by fax (with confirmation in writing), delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made upon receipt:

                 (i)  If to the InPath Members:

                 InPath, LLC
                 900 North Franklin Street
                 Suite 210
                 Chicago, Illinois  60610
                 Attention: Peter Gombrich
                 Telecopier: (312) 640-1994

                 with a copy to:

                 Holleb & Coff
                 55 East Monroe Street
                 Suite 4100
                 Chicago, Illinois  60603
                 Attention: Theodore L. Koenig, Esq.
                 Telecopier: (312) 807-3900


                 (ii)   If to Bell, Milley, Shaw, Cadmus, MMI or WNI:

                 Bell National Corporation
                 3600 Rio Vista Avenue
                 Suite A
                 Orlando, Florida 32805
                 Attention: President
                 Telecopier: (407) 849-0625

                 with a copy to:

                 Berlack, Israels & Liberman LLP
                 120 West 45th Street
                 New York, New York  10036
                 Attention: Claude A. Baum, Esq.
                 Telecopier: (212) 704-0196


     Section 4.07. HEADINGS. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.


     Section 4.08. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     Section 4.09. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the conflicts of law rules of such state.

     Section 4.10. SPECIFIC ENFORCEMENT. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.


     Section 4.11. CONSENT TO JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Northern District of Illinois or any other Illinois State court sitting in Cook County, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.



          [Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                  BELL NATIONAL CORPORATION


                                  By: _____________________________
                                       Its: _______________________

                                  Attest:__________________________




                                  _________________________________
                                  Alexander M. Milley




                                  _________________________________
                                  Robert C. Shaw




                                  CADMUS CORPORATION


                                  By: _____________________________
                                  Its: _______________________

                                  Attest:__________________________




                                  MILLEY MANAGEMENT INCORPORATED


                                  By: _____________________________
                                       Its: _______________________

                                  Attest:__________________________

                                  WINCHESTER NATIONAL, INC.


                                  By: _____________________________
                                       Its: _______________________

                                  Attest:__________________________




                                  _________________________________
                                  Peter P. Gombrich, individually and as
Trustee of the Inpath, LLC Voting Trust




                                  _________________________________
                                  Theodore L. Koenig, Trustee of each of
The EAG Trust, The CMC Trust, The MDG Trust and The MSD Trust




                                  _________________________________
                                  William J. Ritger




                                  ACCUMED INTERNATIONAL, INC.


                                  By: _____________________________
                                       Its: _______________________

                                  Attest:__________________________




                                  NORTHLEA PARTNERS LTD.


                                  By: _____________________________
                                       Its: _______________________

                                  Attest:__________________________

                                  _________________________________
                                  Fred H. Pearson, Trustee of Fred H.
Pearson's Trust




                                  ________________________________
                                  Walter Herbst, Trustee of the Sandra
Herbst Trust




                                  MONROE INVESTMENTS, INC.


                                  By: _____________________________
                                       Its: _______________________

                                  Attest:__________________________